Exhibit 99.1

EVHC News - For Immediate Release

Contact:                        Ron Cunningham

303-495-1213

ron.cunningham@evhc.net

Envision Healthcare Announces Closing of
$750 Million Senior Notes Offering

Greenwood Village, Colo. (June 18, 2014) — Envision Healthcare Holdings, Inc. (NYSE: EVHC) (Envision or Company) today announced that its indirect wholly-owned subsidiary, Envision Healthcare Corporation, closed its previously announced offering of $750 million aggregate principal amount of 5.125% Senior Notes due 2022 (Notes) at an offering price of 100%.  The Notes were offered and sold in transactions exempt from registration under the Securities Act of 1933, as amended (Securities Act).  The Company used a portion of the net proceeds from the offering to redeem all of its outstanding 8.125% Senior Notes due 2019 totaling $617.5 million in aggregate principal amount and to pay related fees and expenses.  The Company will use the remaining net proceeds from the offering for general corporate purposes, which may include the funding of acquisitions.

The Notes have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This press release shall not constitute an offer to sell or a solicitation of an offer to purchase the Notes or any other securities, and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

About Envision Healthcare

Envision Healthcare and our more than 30,000 employees and affiliated clinicians, offer an array of healthcare related services to consumers, hospitals, healthcare systems, health plans and local, state and national government entities. Envision Healthcare operates American Medical Response, Inc. (AMR), EmCare Holdings, Inc. (EmCare) and Evolution Health, LLC (Evolution Health). AMR is a provider and manager of community-based medical transportation services, including emergency (911), non-emergency, managed transportation, fixed-wing air ambulance and disaster response. EmCare is a provider of integrated facility-based physician services, including emergency, anesthesiology, hospitalist/inpatient care, radiology, tele-radiology and surgery. Evolution Health provides comprehensive care to patients across various settings, many of whom suffer from advanced illnesses and chronic diseases. We are headquartered in Greenwood Village, Colorado. For additional information, visit www.evhc.net.

Forward-Looking Statements

Certain statements and information herein may be deemed to be “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Forward-looking  statements may include, but are not limited to, statements relating to our objectives, plans and strategies, and all statements (other than statements of historical facts) that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future. Any forward-looking statements herein are made as of the date of this press release, and the Company undertakes no duty to update or revise any such statements. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Important factors that could cause actual results, developments and business decisions to differ materially from forward-looking statements are described in the Company’s periodic filings with the Securities and Exchange Commission from time to time, including in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K.